                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

    ADVANCED LIGHTING TECHNOLOGIES FEATURES NEW FAMILY OF FORWARD INTEGRATED
         COMPONENTS FOR METRO ACCESS OPTICAL NETWORKS AT OFC CONFERENCE

SOLON, OHIO, MARCH 15, 2001 - ADVANCED LIGHTING TECHNOLOGIES, INC. (NASDAQ:
ADLT) announced today that Deposition Sciences, Inc., a wholly-owned subsidiary of ADLT, will launch a new family of forward integrated components at the 2001 Optical Fiber Communication Conference, which will be held March 17-22 in Anaheim, CA.

DSI's patented MicroDyn(R) sputtering technology is a breakthrough in the production of telecommunication narrow bandpass filterS and optical forward integrated passive components. DSI's MicroDyn DWDM systems are designed to reduce manufacturing costs and increase manufacturing through-puts. DSI's proprietary IsoDyn(TM) LPCVD coating process provides unsurpassed Anti-Reflective thIN film coatings.

It's newest telecommunication products, Forward Integrated Filter Assemblies, WDM, Edge Filters, Power Taps & Attenuators, will simplify the component assembly process and lower the cost of the optical devices for the metro access market.

Many companies can't put together discrete components like WDM filters, Edge filters or AR coatings on fiber ends or Ball/GRIN lenses or other complex shape micro-optics. "To do discrete functions is one thing" said Ted Antkowiak, DSI's Executive Vice President of Sales and Marketing "to combine them into one component such as a filter deposited on the end of a fiber or lens, is another."

Product design principles that incorporate this type of forward integration should greatly reduce cost and simplify the device assembly process for optical device manufacturers.

"While DSI is rapidly building up capacity for DWDM 200 GHz and 100 GHz filters using its patented MicroDyn metal oxide sputtering technology, we are successfully using our existing coating capacity of standard MicroDyn machines to provide the industry with WDM filters and forward integrated micro-optics and components," says Antkowiak. DSI is currently working with several customers-industry leaders to satisfy this rapidly growing demand for forward integrated micro-optics and fiber assemblies.

Antkowiak continued, "Backorders in the telecom product area have grown over 50% during the last two months and reached $2.8 million on February 28, 2001. The strong growth in backorders is comprised mainly of forward integrated optical components including IsoSpheres and AR Coated Ball Lenses. This is a reflection of the industry needs for simplification and automation in the component packaging and assembly process."

Advanced Lighting Technologies, Inc. is an innovation-driven designer,manufacturer, and marketer of metal halide lighting products, including materials, system components and systems. The Company also develops, manufactures and markets passive optical telecommunications devices, components and equipment based on the optical coating technology of its wholly-owned subsidiary, Deposition Sciences, Inc.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. As discussed in the Company's SEC filings, covenants in the Company's bank credit facility, the indenture relating to the Company's 8% Senior Notes and the Company's agreements with General Electric Company limit certain corporate actions. As a result, implementation of certain strategic alternatives relating to the telecommunications unit may require consent or require replacement of these ADLT financing sources. The Company has no assurance that such consents or replacement financing can be obtained in a manner to permit timely implementation of these strategic alternatives. Other risks and uncertainties include the timely development and market acceptance of new products, including production equipment, the ability to provide adequate incentives to retain and attract key employees, the impact of competitive products and pricing, and other risks detailed from time-to-time in the Company's EDGAR filings with the Securities and Exchange Commission. In particular, see "Risk Factors" in the Company's Form 10-K for the fiscal year ended June 30, 2000. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements.

For further information, contact:

Lisa Barry

Advanced Lighting Technologies, Inc.
440/836-7111